151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Kim A. Keck 860-273-1327 keckka@aetna.com

News Release _______________________________________________________________________________________________________________________

AETNA REPORTS THIRD QUARTER 2009 RESULTS

•	Third-quarter 2009 operating earnings per share (1) were $.69, above the Thomson-First Call mean of $.66
•	Net income per share in the third quarter 2009 was $.73; increase driven by improved investment environment
•	Commercial medical benefit ratio was 85.6 percent in the third quarter 2009
•	Medical membership totaled 19.0 million members at September 30, 2009
•	Aetna projects full-year 2009 operating earnings per share of $2.75 (2)

HARTFORD, Conn., October 29, 2009 ― Aetna (NYSE: AET) today announced third-quarter 2009 operating earnings of $308.2 million, or $.69 per share, a 38 percent decrease from the prior-year quarter.  Operating earnings (1) exclude net realized capital gains (losses) and other items.  The decrease in operating earnings per share from the prior-year quarter reflects a lower Commercial underwriting margin and a previously announced increase in pension expense partially offset by the impact of a lower number of shares outstanding year-over-year. The lower Commercial underwriting margin was due to a significant increase in Commercial medical costs which was partially offset by an increase in health care premiums.  Net income was $326.2 million, or $.73 per share, a 26 percent increase from the prior-year quarter, which included net realized capital losses of $.48 per share due to the then-deteriorating global economic conditions.

Quarterly Financial Results at a Glance

	Three Months Ended September 30,
(Millions, except per share results)	2009	2008	Change
Revenue, excluding net realized capital gains (losses)	$ 8,704.4	$ 7,981.4	9%
Net realized capital gains (losses), net of tax	18.0	(232.0)	108%
Operating earnings	308.2	536.7	(43)%
Net income	326.2	277.3	18%

Per share results:
Operating earnings	.69	1.12	(38)%
Net income	.73	.58	26%

Weighted average common shares - diluted	444.6	480.3

Aetna/2

"Our third-quarter financial results reflect a Total Medical Benefit Ratio that is in line with expectations despite a Commercial Medical Benefit Ratio that was higher than projected," said Ronald A. Williams, chairman and CEO.  "The higher-than-expected Commercial MBR was due primarily to greater-than-anticipated costs from the H1N1 flu and COBRA penetration rates.

"We expect in 2010 that ongoing uncertainty about the U.S. economy with respect to employment and growth will continue to impact provider and member behavior as well as customer preferences.  Despite this uncertainty, we continue to have a great deal of confidence in our long-term future, given our well-positioned, diverse portfolio of businesses, our customer-focused strategy and our underlying financial strength.”

Williams continued:  "Looking ahead, as the health care reform debate intensifies, we will continue to be an active, constructive voice for a bipartisan solution that gets and keeps everyone covered, builds on the strengths of the employer-based system, and addresses the underlying cost and affordability of health care.  We believe that the right reforms can yield positive, market based change that improves the health care system for more Americans."

Joseph M. Zubretsky, executive vice president and CFO, said, "The increase in net income in the third quarter was primarily a result of improved valuations in our investment portfolio.  Going forward, we expect that our ongoing medical cost management and pricing action plans will have a noticeable effect beginning in the first quarter of 2010, with additional financial impact realized during the remaining three quarters of the year.  As we work through the challenges facing us, our financial position, capital structure and liquidity remain strong and we are committed to making sure our operating expense structure is appropriately aligned with the size, profile and needs of our customers.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $345.7 million for the third quarter of 2009, compared with $496.8 million for the third quarter of 2008.  The decrease in operating earnings reflects a 16 percent increase in medical costs partially offset by a 10 percent increase in premiums.

Aetna/3

•
Revenues excluding net realized capital gains (losses) for the third quarter of 2009 increased by 9 percent to $8.0 billion from $7.3 billion for the third quarter of 2008.  Premium revenues grew by 10 percent, primarily from membership growth and rate increases for renewing membership.  Fees and other revenue increased 5 percent in 2009 primarily driven by membership growth.  Including net realized capital gains (losses), total revenue increased by 13 percent in 2009.

•	Medical benefit ratios ("MBRs") for third-quarter 2009 and 2008 were as follows:

	2009	2008
Commercial	85.6%	80.3%
Medicare	85.4%	83.0%
Medicaid	86.6%	81.1%
Total	85.6%	80.9%

➢	The year-over-year increase in the Commercial MBR reflects the impact of continued higher claim intensity, higher costs from the H1N1 flu and higher COBRA participation.
➢
The third quarter 2009 Commercial MBR exceeded the adjusted Commercial MBR of 84.6 percent (3) reported in the second quarter of 2009.  The sequentially higher medical costs were due primarily to a provision for certain prior year provider medical costs, higher costs from the H1N1 flu and higher COBRA participation.

➢
The total MBR for the third quarter of 2009 reflects approximately $30 million of favorable development of prior-period health care cost estimates, including modest favorable development in each of Commercial, Medicare and Medicaid products.

•
Sequentially, third-quarter medical membership decreased by 25,000 to 19.027 million; pharmacy membership decreased by 79,000 to 11.155 million; and dental membership decreased by 386,000 to 14.183 million.

•	Net income of $356.5 million for the third quarter of 2009, compared with $357.9 million for the third quarter of 2008.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $33.3 million for the third quarter of 2009, compared with $46.4 million for the third quarter of 2008, primarily due to lower life underwriting margins.
•	Net income of $46.2 million for the third quarter of 2009, compared with a net loss of $57.5 million for the third quarter of 2008.

Aetna/4

•
Revenues excluding net realized capital gains (losses) for the third quarter of 2009 were $528.2 million, compared with $511.2 million for the third quarter of 2008.  Third-quarter total revenue, which includes net realized capital gains (losses), was $541.1 million and $393.6 million in 2009 and 2008, respectively.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $6.7 million for the third quarter of 2009, compared with $8.8 million for the third quarter of 2008, reflecting the run-off mode of this business.
•	Net income of $1.0 million for the third quarter of 2009, compared with a net loss of $7.8 million for the third quarter of 2008.

Total company results
•
Revenues excluding net realized capital gains (losses) increased 9 percent to $8.7 billion for the third quarter of 2009, compared with $8.0 billion for the third quarter of 2008. The growth in third-quarter revenue reflects a 9 percent increase in premium revenue and a 5 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.

•
Total Operating Expenses were $1.6 billion for the third quarter of 2009, $140.8 million higher than the third quarter of 2008, reflecting a previously disclosed increase in the financing component of pension expense.  The operating expense ratio (4) was 18.1 percent and 17.4 percent for the third quarter of 2009 and 2008, respectively.  Including net realized capital gains (losses) and an other item, these percentages were 18.1 percent for the third quarter of 2009 and 18.8 percent for the third quarter of 2008.

•	Corporate Financing Interest Expense was $39.4 million after tax for the third quarter of 2009, compared with $39.3 million after tax for the third quarter of 2008.
•
Net Income was $326.2 million for the third quarter of 2009, compared with $277.3 million for the third quarter of 2008.  Net income includes $18.0 million of net realized capital gains in the third quarter of 2009 and $232.0 million of net realized capital losses in the third quarter of 2008, which included significant other-than-temporary impairments of certain investments which decreased due to the then-deteriorating global economic conditions.

Aetna/5

•
Pre-tax Operating Margin (5) was 6.3 percent for the third quarter of 2009, compared with 11.4 percent for the third quarter of 2008.  The decrease in year-over-year pretax operating margin is due primarily to the decrease in operating earnings.  For the third quarter of 2009, the after tax net income margin was 3.7 percent compared to 3.6 percent for 2008.

•	Share Repurchases totaled 3.9 million shares at a cost of $114 million in the third quarter of 2009.

Aetna’s conference call to discuss third quarter 2009 results and full-year 2009 guidance will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-397-0292 or 719-325-4781 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 4099734. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 4099734. Telephone replays will be available from 11:00 a.m. ET on Oct. 29, 2009 until midnight ET on Nov. 12, 2009.

 About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

Aetna/6

Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2009	2008	2009	2008
Revenue:
Health care premiums	$ 7,092.8	$ 6,450.8	$ 21,115.5	$ 18,993.2
Other premiums	471.4	466.7	1,432.4	1,415.2
Fees and other revenue	876.8	834.1	2,662.2	2,488.7
Net investment income	263.4	229.8	771.4	731.7
Net realized capital gains (losses)	18.0	(356.8)	26.4	(437.4)
Total revenue	8,722.4	7,624.6	26,007.9	23,191.4

Benefits and expenses:
Health care costs	6,069.6	5,216.6	17,976.2	15,456.1
Current and future benefits	514.5	464.7	1,521.6	1,474.4
Operating expenses:
Selling expenses	312.2	282.2	938.5	861.6
General and administrative expenses (6)	1,263.3	1,152.5	3,653.3	3,372.0
Total operating expenses	1,575.5	1,434.7	4,591.8	4,233.6
Interest expense	60.6	60.5	182.8	171.5
Amortization of other acquired intangible assets	23.9	25.4	72.9	80.5
Reduction of reserve for anticipated future
losses on discontinued products	-	-	-	(43.8)
Total benefits and expenses	8,244.1	7,201.9	24,345.3	21,372.3

Income before income taxes	478.3	422.7	1,662.6	1,819.1
Income taxes	152.1	145.4	552.0	629.7
Net income	$ 326.2	$ 277.3	$ 1,110.6	$ 1,189.4

Aetna/7

Summary of Results

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
(Millions)	2009	2008	Change	2009	2008	Change
Business segment operating earnings	$ 385.7	$ 552.0	(30)%	$ 1,292.6	$ 1,512.2	(15)%
Corporate Financing segment operating loss (7)	(77.5)	(15.3)		(233.3)	(39.6)
Operating earnings	308.2	536.7	(43)%	1,059.3	1,472.6	(28)%
Allowance on reinsurance recoverable	-	(27.4)		-	(27.4)
Reduction of reserve for anticipated future
losses on discontinued products	-	-		-	28.5
Litigation-related insurance proceeds	-	-		24.9	-
Net realized capital gains (losses)	18.0	(232.0)		26.4	(284.3)
Net income (GAAP measure)	$ 326.2	$ 277.3	18%	$ 1,110.6	$ 1,189.4	(7)%

Weighted average common shares - basic	436.0	468.0		443.8	480.9

Weighted average common shares - diluted	444.6	480.3		452.2	495.0

Per Common Share
Business segment operating earnings	$ .87	$ 1.15	(24)%	$ 2.86	$ 3.05	(6)%
Corporate Financing segment operating loss (7)	(.18)	(.03)		(.52)	(.08)
Operating earnings	.69	1.12	(38)%	2.34	2.97	(21)%
Allowance on reinsurance recoverable	-	(.06)		-	(.06)
Reduction of reserve for anticipated future
losses on discontinued products	-	-		-	.06
Litigation-related insurance proceeds	-	-		.06	-
Net realized capital gains (losses)	.04	(.48)		.06	(.57)
Net income (GAAP measure)	$ .73	$ .58	26%	$ 2.46	$ 2.40	3%

Aetna/8

Segment Information (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2009	2008	2009	2008
Health Care:
Revenue, excluding net realized capital gains (losses)	$ 8,037.8	$ 7,346.2	$ 23,978.0	$ 21,669.4
Net realized capital gains (losses)	10.8	(213.7)	6.9	(245.4)
Total revenue (GAAP measure)	$ 8,048.6	$ 7,132.5	$ 23,984.9	$ 21,424.0

Operating earnings	$ 345.7	$ 496.8	$ 1,151.1	$ 1,366.3
Litigation-related insurance proceeds	-	-	24.9	-
Net realized capital gains (losses)	10.8	(138.9)	6.9	(159.5)
Net income (GAAP measure)	$ 356.5	$ 357.9	$ 1,182.9	$ 1,206.8

Group Insurance:
Revenue, excluding net realized capital gains (losses)	$ 528.2	$ 511.2	$ 1,591.1	$ 1,527.5
Net realized capital gains (losses)	12.9	(117.6)	26.4	(155.2)
Total revenue (GAAP measure)	$ 541.1	$ 393.6	$ 1,617.5	$ 1,372.3

Operating earnings	$ 33.3	$ 46.4	$ 117.9	$ 119.1
Allowance on reinsurance recoverable	-	(27.4)	-	(27.4)
Net realized capital gains (losses)	12.9	(76.5)	26.4	(100.9)
Net income (loss) (GAAP measure)	$ 46.2	$ (57.5)	$ 144.3	$ (9.2)

Large Case Pensions:
Revenue, excluding net realized capital losses	$ 138.4	$ 124.0	$ 412.4	$ 431.9
Net realized capital losses	(5.7)	(25.5)	(6.9)	(36.8)
Total revenue (GAAP measure)	$ 132.7	$ 98.5	$ 405.5	$ 395.1

Operating earnings	$ 6.7	$ 8.8	$ 23.6	$ 26.8
Reduction of reserve for anticipated future
losses on discontinued products	-	-	-	28.5
Net realized capital losses	(5.7)	(16.6)	(6.9)	(23.9)
Net income (loss) (GAAP measure)	$ 1.0	$ (7.8)	$ 16.7	$ 31.4

Aetna/9

Segment Information continued (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2009	2008	2009	2008
Total Company:
Revenue, excluding net realized capital gains (losses) (A)	$ 8,704.4	$ 7,981.4	$ 25,981.5	$ 23,628.8
Net realized capital gains (losses)	18.0	(356.8)	26.4	(437.4)
Total revenue (B) (GAAP measure)	$ 8,722.4	$ 7,624.6	$ 26,007.9	$ 23,191.4

Business segment operating expenses (C)	$ 1,516.9	$ 1,429.4	$ 4,453.9	$ 4,301.9
Corporate Financing segment operating expenses (7)	58.6	(36.9)	176.1	(110.5)
Operating expenses, including Corporate Financing
segment (D)	1,575.5	1,392.5	4,630.0	4,191.4
Litigation-related insurance proceeds	-	-	(38.2)	-
Allowance on reinsurance recoverable	-	42.2	-	42.2
Total operating expenses (E) (GAAP measure)	$ 1,575.5	$ 1,434.7	$ 4,591.8	$ 4,233.6

Operating Expenses Ratios:
Operating expense ratio (D)/(A)	18.1%	17.4%	17.8%	17.7%
Business segment operating expense ratio (C)/(A)	17.4%	17.9%	17.1%	18.2%
Total operating expense ratio (E)/(B) (GAAP measure)	18.1%	18.8%	17.7%	18.3%

Aetna/10

Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2009	2009	2008	2008
Medical Membership:
Commercial	17,582	17,652	16,488	16,456
Medicare	428	423	366	365
Medicaid	1,017	977	847	847
Total Medical Membership	19,027	19,052	17,701	17,668

Consumer-Directed Health Plans (9)	1,862	1,827	1,431	1,412

Dental Membership:
Commercial	12,468	12,771	12,506	12,538
Medicare & Medicaid	676	653	603	628
Network Access (10)	1,039	1,145	1,015	951
Total Dental Membership	14,183	14,569	14,124	14,117

Pharmacy Membership:
Commercial	9,882	9,969	9,846	9,809
Medicare PDP (stand-alone)	338	328	375	372
Medicare Advantage PDP	233	227	195	193
Medicaid	29	27	25	23
Total Pharmacy Benefit Management Services	10,482	10,551	10,441	10,397
Mail Order (11)	673	683	657	657
Total Pharmacy Membership	11,155	11,234	11,098	11,054

Aetna/11

Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2009	2008	2009	2008
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$ 544.8	$ 907.6	$ 1,853.7	$ 2,506.9
Interest expense	(60.6)	(60.5)	(182.8)	(171.5)
Amortization of other acquired intangible assets	(23.9)	(25.4)	(72.9)	(80.5)
Allowance on reinsurance recoverable	-	(42.2)	-	(42.2)
Reduction of reserve for anticipated future losses
on discontinued products	-	-	-	43.8
Litigation-related insurance proceeds	-	-	38.2	-
Net realized capital gains (losses)	18.0	(356.8)	26.4	(437.4)
Income before income taxes (GAAP measure)	$ 478.3	$ 422.7	$ 1,662.6	$ 1,819.1

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets	$ 363.2	$ 592.5	$ 1,225.5	$ 1,636.4
Interest expense, net of tax	(39.4)	(39.3)	(118.8)	(111.5)
Amortization of other acquired intangible assets, net of tax	(15.6)	(16.5)	(47.4)	(52.3)
Allowance on reinsurance recoverable, net of tax	-	(27.4)	-	(27.4)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	-	28.5
Litigation-related insurance proceeds, net of tax	-	-	24.9	-
Net realized capital gains (losses), net of tax	18.0	(232.0)	26.4	(284.3)
Net income (B) (GAAP measure)	$ 326.2	$ 277.3	$ 1,110.6	$ 1,189.4

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (losses) (C)	$ 8,704.4	$ 7,981.4	$ 25,981.5	$ 23,628.8
Net realized capital gains (losses)	18.0	(356.8)	26.4	(437.4)
Total revenue (D) (GAAP measure)	$ 8,722.4	$ 7,624.6	$ 26,007.9	$ 23,191.4

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	6.3%	11.4%	7.1%	10.6%
Total Company - After-tax net income margin (B)/(D)	3.7%	3.6%	4.3%	5.1%
(GAAP measure)

Aetna/12
(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

Each of the excluded items is discussed below:
➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

➢
Following a Pennsylvania Supreme Court ruling in June 2009, we received $38.2 million ($24.9 million after tax) from one of our liability insurers related to certain litigation we settled in 2003.  We believe these litigation-related insurance proceeds neither relate to the ordinary course of our business nor reflect our underlying business performance, and therefore, we consider these to be an other item for the nine months ended September 30, 2009.

➢
Release of reserves for anticipated future losses on discontinued products in Large Case Pensions of $28.5 million, after tax, is considered an other item for the nine months ended September 30, 2008, as it represents a reduction of reserves previously established for certain products no longer offered by Aetna that do not benefit ongoing business operations.

➢
As a result of the liquidation proceedings of Lehman Re Ltd. (“Lehman Re”), a subsidiary of Lehman Brothers Holdings Inc., Aetna recorded an allowance against its reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax) in the three and nine months ended September 30, 2008.  This reinsurance was placed in 1999 and is on a closed book of paid-up group whole life insurance business.  This is an other item for the three and nine months ended September 30, 2008 because it does not reflect underlying 2008 performance.

Revenue excludes net realized capital gains and losses.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 7 through 9 and page 11 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share for the full year 2009 assumes approximately 450 million weighted average diluted shares.

(3) The Commercial MBR for the second quarter of 2009 reflected approximately $65 million pretax of unfavorable development of prior period health care cost estimates.  Including this development, the Commercial MBR for the second quarter of 2009 was 85.9%.

(4) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 9 of this press release.

(5) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(6) Includes an allowance on reinsurance recoverable and litigation-related insurance proceeds as described in footnote (1) above.

(7) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and, beginning in 2009, the financing components of our pension and other postretirement benefit plan expenses (referred to herein as "pension expense") (the service cost (or operating component) of this expense is allocated to our business segments).  The service cost component allocated to our business segments for the three and nine months ended September 30, 2009  was $10.7 million ($6.9 million after tax) and $32.0 million ($20.7 million after tax), respectively, and $9.5 million ($6.2 million after tax) and $28.3 million ($18.4 million after tax) for the three and nine months ended September 30, 2008, respectively. Prior periods have been reclassified to reflect this change.

(8) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(9) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(10) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(11) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

Aetna/13

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to mandate minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); and the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer.  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Aetna’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (Aetna’s “Third Quarter 10-Q”), when filed with the SEC.  You also should read Aetna’s Third Quarter 10-Q, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.